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                                                                    Exhibit 99.2


For Immediate Release                                  Contact: Taras R. Proczko
                                                             (312) 357-3521

                              HARTMARX CORPORATION
                        AMENDS AND EXTENDS EXCHANGE OFFER

     CHICAGO, IL - January 2, 2002 - Hartmarx Corporation (NYSE: HMX) announced today that after discussions with noteholders it has amended the terms of the exchange offer for its currently outstanding 10-7/8% Senior Subordinated Notes (CUSIP No. 417119AC8) (the "Existing Notes") commenced on December 14, 2001 and has extended the offer through January 15, 2002. Hartmarx will exchange the Existing Notes for a combination of newly issued 12-1/2 % Senior Subordinated Notes due September 15, 2003 (the "New Notes), cash and common stock as set forth in an amended and restated offering circular dated January 2, 2002 (the "Amended Offering Circular") distributed to all registered holders of the Existing Notes. Pursuant to the terms of the amended exchange offer, Hartmarx is offering to issue $800 principal amount at maturity of the New Notes, pay $200 in cash and issue 93 shares of Hartmarx common stock, par value $2.50 per share, in exchange for each $1,000 principal amount of outstanding Existing Notes. The completion of the exchange offer will result in the issuance of an aggregate of 3,229,425 shares of Hartmarx common stock to the holders of the Existing Notes. The exchange offer will expire at 12:00 midnight, New York City time, on January 15, 2002, unless otherwise extended by the Company.

     Hartmarx produces and markets business, casual and golf apparel products under its own brands including Hart Schaffner & Marx, Hickey-Freeman, Palm Beach, Coppley, Cambridge, Keithmoor, Racquet Club, Naturalife, Pusser's of the West Indies, Royal, Brannoch, Riserva, Sansabelt, Barrie Pace, and Hawksley & Wight. In addition, the Company has certain exclusive rights under licensing agreements to market selected products under a number of premier brands such as Austin Reed, Tommy Hilfiger, Kenneth Cole, Burberry men's tailored clothing, Ted Baker, Pringle of Scotland, Bobby Jones, Jack Nicklaus, Claiborne, Evan-Picone, Pierre Cardin, Perry Ellis, KM by Krizia, and Daniel Hechter. The Company's broad range of distribution channels includes fine specialty and leading department stores, value-oriented retailers and direct mail catalogs.

     This announcement constitutes neither an offer to sell nor a solicitation of an offer to buy the New Notes or the Hartmarx common stock. Offers are made only by the Amended Offering Circular. Holders of Existing Notes may obtain copies of the Amended Offering Circular by calling D.F. King & Co., Inc., the Company's Information Agent at (800) 290-6429. Holders of Existing Notes who have any questions regarding the mechanics of the exchange offer should contact Bank One Trust Company, National Association, the Company's Exchange Agent, at
(800) 524-9472. The Information Agent and the Exchange Agent will answer any questions from holders of Existing Notes with respect to the exchange offer solely by reference to the terms of the Amended Offering Circular.

     This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as "may," "will," "intend," "should," "expect," "anticipate," "estimate," or "continue" or the negatives thereof or other comparable terminology. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.